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                                                                    EXHIBIT 99.2


                                          Altiva Financial Corporation
                                          1000 Parkwood Circle
(ALTIVA FINANCIAL LOGO)                   6th Floor
                                          Atlanta, GA 30339

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AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD
Champ Meyercord, Chairman & CEO     Gen'l Info:   Paula Schwartz (212) 661-8030
J. Richard Walker, EVP & CFO        Analyst Info: Regina Lenihan (212) 661-8030
(800) 550-6346                      Media Info:   Paul Del Colle (212) 661-8030
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FOR IMMEDIATE RELEASE
March 24, 2000

                    ALTIVA FINANCIAL CORPORATION ANNOUNCES
                         COMPLETION OF EXCHANGE OFFER

ATLANTA, GA, MARCH 24, 2000 -- Altiva Financial Corporation (NASDAQ Small Cap:
ATVA) announced today that it has completed its previously announced exchange offer for its outstanding 12 1/2% Subordinated Notes due 2001. The holders of over 96.5% of the Subordinated Notes, or approximately $28.5 million in principal amount, participated in the exchange offer. The participants will receive, in the aggregate, approximately $12.5 million principal amount of 12% Secured Convertible Senior Notes due 2006 and 6.2 million shares of common stock.

  Champ Meyercord, Chairman and Chief Executive Officer of Altiva Financial said, "We are delighted to have completed all the components of our recapitalization. We will continue our focus on managing the business to drive production to profitable levels, which continues to be the most critical element to our long-term viability."

  Altiva Financial Corporation is a specialty financial services company that originates, purchases, sells sub-prime home equity loans, conventional home improvement loans, as well as debt consolidation loans and FHA Title I loans. The Company is headquartered in Atlanta, Georgia and maintains 20 branch offices nationwide.

      To receive Altiva Financial's latest news release and other corporate documents via FAX -- NO COST -- please dial 1-800-PRO-INFO.
                             Use Company Code ATVA

              Or visit Altiva Financial's pages at WWW.FRBINC.COM.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties or other factors, which may cause actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors, which could affect the Company's results, reference is made to various disclosures in the Company's periodic reports, including reports on Forms 10-K, 10-Q and 8-K, as well as other documents filed with the Securities and Exchange Commission, including risks disclosed under the caption "Forward looking Statements" contained in the Form 10K filed with the Securities and Exchange Commission on December 15, 1999, as such form may be amended from time to time.

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